Exhibit 4.13

Power of Attorney

We, Beijing Century Friendship Education Investment Co., Ltd, the undersigned shareholder of Beijing New Oriental Education & Technology (Group) Co., Ltd. (hereinafter referred to as “New Oriental China”), hereby authorize Beijing Hewstone Technology Co., Ltd. (hereinafter referred to as “Beijing Hewstone”) as our proxy to exercise shareholder’s right representing 10% of New Oriental China’s voting shares as Beijing Hewstone may deem appropriate or necessary.

Beijing Century Friendship Education Investment Co., Ltd.

Signature: /s/Authorized Signatory

April 23, 2012